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                                   Exhibit 11

                            DYNCORP AND SUBSIDIARIES
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                (Dollars in Thousands Except Per Share Amounts)

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                                                   Three Months Ended      Nine Months Ended
                                                  Sept. 28,   Sept. 29,   Sept. 28,  Sept. 29,
                                                      1995        1994        1995       1994
     PRIMARY AND FULLY DILUTED
Earnings:
  Net earnings (loss) from continuing operations   $ 3,631     $(1,473)    $ 3,150    $(3,299)
  Preferred stock Class C dividends not accrued
      or paid                                         (489)       (410)     (1,404)    (1,177)
  Net earnings (loss) from continuing operations
    for common stockholder                           3,142      (1,883)      1,746     (4,476)
  Earnings (loss) from discontinued operations         252      (2,772)        (15)    (3,466)
  Extraordinary item                                (2,656)          -      (2,783)          -
  Net earnings (loss) for common stockholder       $   738     $(4,655)    $(1,052)   $(7,492)

Earnings (loss) per common share:
  Continuing operations for common stockholder     $  0.24     $ (0.24)    $  0.14    $ (0.69)
  Discontinued operations                             0.02       (0.35)       0.00      (0.54)
  Extraordinary item                                 (0.20)          -       (0.22)         -
                                                   $  0.06     $ (0.59)    $ (0.08)   $ (1.23)
Shares:
  Weighted average common shares
    outstanding (Note 11)                       12,893,284   7,888,081  12,558,287  6,467,892

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